1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 •Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE
CONTACT: Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	CAPACITY EXPANSION AT MGPI'S KANSAS CITY FACILITY AHEAD OF SCHEDULE

         ATCHISON, Kan., October 21, 2003—MGP Ingredients, Inc. (MGPI/Nasdaq) has announced that a capacity expansion at the company’s facility in Kansas City, Kan., is proceeding ahead of schedule. Phase one of the project, which was launched last March, “has been completed a month earlier than anticipated,” according to Randy Schrick, vice president of manufacturing and engineering. “This gives us a tremendous head start on completing the second and final phase of the project much sooner than March, 2004 as originally planned,” he said.

         The expansion has involved the installation of additional equipment to facilitate growth of the company’s line of Wheatex textured wheat proteins and its Polytriticum line of wheat protein- and starch-based resins that are used in the manufacture of pet chews and similar type treats. Each of these manufacturing areas is located in a separate portion of the facility, which was acquired by MGPI in February, 2001.

         “All of the new equipment has been installed and currently is being operated,” Schrick said. “Additionally, we have completed work to better accommodate research and development functions at the facility,” he added. Work that remains to fully complete the project principally involves “non-equipment-related” renovations and enhancements that “will help make the facility in total more efficient and better positioned to meet future growth requirements,” Schrick said.

         Approximately half of the project’s $3.8 million cost is expected to be offset by funds that were provided under a previously announced U.S. Department of Agriculture (USDA) program to support the development and production of value-added wheat proteins and starches. Administered by the USDA’s Commodity Credit Corporation, that program was in effect from June, 2001 through May, 2003 and was granted in lieu of an extended quota on imports of foreign wheat gluten, which makes up the protein portion of flour.

         “As I stated when we launched the expansion at the Kansas City facility, this project is indicative of the progress we are making in building our specialty ingredients business,” said Ladd Seaberg, president and chief executive officer. “The decision to expand was made totally on the basis of increased customer demand, which has grown at a more accelerated rate than expected and is extremely encouraging considering that we have owned and operated the facility for only a little over two-and-one-half years.”

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ADD 1 — EXPANSION AT MGPI’S KANSAS CITY FACILITY

         Slightly less than one year ago, the company completed an $8.3 million expansion at its Atchison, Kansas plant. This expansion involved the installation of additional processing and drying equipment for the production of specialty wheat proteins for bakery, pasta and noodle and related food markets, both domestic and foreign. “The timing of the Atchison expansion could not have been better,” said Mike Trautschold, executive vice president of marketing and sales. “It has enabled us to satisfy increased interest in our specialty wheat protein isolates and wheat protein concentrates for use in multiple food formulations, particularly low-carbohydrate, high-protein formulations, as well as in refrigerated, frozen and par-baked dough system applications.” Also this past year, the company completed an expansion of its bake lab facilities in Atchison, as well as enhancements to equipment it uses to produce a number of natural proteins and starches for use in personal care applications, including shampoos, conditioners, lotions and soaps.

         “The decision to follow these projects with the expansion at our Kansas City operation positions us extremely well for growth in the specialty ingredients area of our business,” Trautschold said. He added: “The investment we have made in strengthening our research and development capabilities at the Kansas City facility will help us effectively address new opportunities presented by current and future customers. It enables us to work significantly on broadening our unique line of Wheatex ingredients, which can be produced to replicate the appearance and texture of multiple meat, fish and poultry products. The same holds true for our Polytriticum resins, which continue to gain considerable interest and attention in the marketplace.”

         The company produces several varieties of its Wheatex product at the plant. Ranging in size and shape from small crumb-like particles to shredded pieces and large flakes, Wheatex is used to improve the textural quality and flavor profile of vegetarian and extended meat products. The company’s Polytriticum wheat-based resins are produced primarily in a pellet form and then further processed into custom molded shapes by manufacturers of finished goods.

         The Kansas City facility was formerly owned by Thompson’s Nutritional Technology, Inc. “As we anticipated at the time of the acquisition, the facility has become a wonderful asset for the company,” Seaberg said. “It has substantially strengthened our capabilities to meet demands in the marketplace while also giving us greater flexibility in the types of goods and services we can offer our customers,” he added.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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